SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
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                  SCHEDULE 13G

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
      UNDER THE SECURITIES EXCHANGE ACT OF 1934

               (AMENDMENT NO. 1)*

           RAYTEL MEDICAL CORPORATION
   -----------------------------------------
               (Name of Issuer)

                 COMMON STOCK
   -----------------------------------------
        (Title of Class Securities)

                 755107109
          -----------------------
              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  755107109
                            13G         PAGE  2  OF  15  PAGES
                                             ---    ----
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ML Venture Partners II, L.P.
               13-3324232

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /
               Not Applicable                         (b) / /

3      SEC USE ONLY
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5      SOLE VOTING POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

6      SHARED VOTING POWER

       0

7      SOLE DISPOSITIVE POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

8      SHARED DISPOSITIVE POWER

       0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       127,969 shares of common stock
       (including options to purchase 27,969 shares of common stock)

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*           / /
       Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.64%

12     TYPE OF REPORTING PERSON*

       PN


                 *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 755107109

                          13G                     PAGE  3  OF  15  PAGES
                                                       ---    ----

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Merrill Lynch & Co., Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER
          OF A GROUP*                 (a) / /

             Not Applicable           (b) / /

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5      SOLE VOTING POWER

       0

6      SHARED VOTING
          POWER

       132,150 shares of common stock (including options to purchase 27,969 shares of common stock)

7      SOLE DISPOSITIVE POWER

       0

8      SHARED DISPOSITIVE POWER

       132,150 shares of common stock
       (including options to purchase 27,969
       shares of common stock)

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

       132,150 shares of common stock

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                         / /

       Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.68%

12     TYPE OF REPORTING PERSON*

       HC, CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  755107109            13G      PAGE  4  OF  15  PAGES
                                              ---    ----

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Merrill Lynch Group, Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP*                                   (a) / /
       Not Applicable
                                                     (b) / /
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

5      SOLE VOTING POWER SHARES

       0

6      SHARED VOTING POWER

        130,029 shares of common stock (including options to purchase 27,969

7      SOLE DISPOSITIVE POWER

       0

8      SHARED DISPOSITIVE POWER

       130,029 shares of common stock
       (including options to purchase 27,969
       shares of common stock)

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

       130,029 shares of common stock
       (including options to purchase 27,969 shares of common stock)

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                         / /

          Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.66%

12     TYPE OF REPORTING PERSON*

          HC, CO

                 *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  755107109         13G        PAGE  5  OF  15  PAGES
                                             ---    ----

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ML Leasing Equipment Corp.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
       Not Applicable                                      (b) / /

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

5      SOLE VOTING POWER

       127,969 shares of common stock

6      SHARED VOTING POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

7      SOLE DISPOSITIVE POWER

8      SHARED DISPOSITIVE POWER

       127,969 shares of common stock
       (including options to purchase 27,969
       shares of common stock)

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

       127,969 shares of common stock
       (including options to purchase 27,969 shares of common stock)

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*           / /

       Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.64%

12     TYPE OF REPORTING PERSON*

       HC, CO
                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  755107109        13G         PAGE  6  OF  15  PAGES


1      NAME OF REPORTING PERSON S.S. or
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MLVPII Co., L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) / /
       Not Applicable                                     (b) / /

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

5      SOLE VOTING POWER

       0

6      SHARED VOTING POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

7      SOLE DISPOSITIVE POWER

       0

8      SHARED DISPOSITIVE POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                         / /

        Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.64%

12     TYPE OF REPORTING PERSON*

       IA, PN

                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 755107109        13G          PAGE  7  OF  15  PAGES
                                             ---    ----

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Merrill Lynch Venture Capital Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) / /
       Not Applicable                                   (b) / /

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

5      SOLE VOTING POWER

       0

6      SHARED VOTING POWER

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

7      SOLE DISPOSITIVE POWER

       0

8      SHARED DISPOSITIVE POWER

       127,969 shares of common stock
       (including options to purchase 27,969 shares of common stock)

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

       127,969 shares of common stock (including options to purchase 27,969 shares of common stock)

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                         / /

          Not Applicable

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.64%

12     TYPE OF REPORTING PERSON*

          HC, IA, CO

              *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
       (a)     Name of Issuer
               --------------
               Raytel Medical Corporation (the "Company")
       (b)     Address of Issuer's Principal Executive Offices
               -----------------------------------------------
               2755 Campus Drive, Suite 200
               San Mateo, California 94403

ITEM 2.
      (a)     Name of Persons Filing
              ----------------------
              ML Venture Partners II, L.P. (the "Partnership")
              Merrill Lynch & Co., Inc. ("ML&Co.")
              Merrill Lynch Group, Inc. ("ML Group")
              ML Leasing Equipment Corp. ("ML Leasing")
              MLVPII Co., L.P. ("MLVPII Co.")
              Merrill Lynch Venture Capital Inc. ("MLVC")
      (b)     Address of Principal Business Office or, if none, Residence
              -----------------------------------------------------------
              The Partnership, ML&Co., ML Group, ML Leasing, MLVPII Co.,
              and MLVC:
              World Financial Center - North Tower
              250 Vesey Street, 25th Floor
              New York, New York 10281-1325
      (c)     Citizenship
              -----------
              See Item 4 of Cover Pages
      (d)     Title of Class of Securities
              ----------------------------
              Common Stock
      (e)     CUSIP Number
              ------------
              755107109

ITEM 3.
          Not Applicable with respect to the Partnership.  ML & Co.,
          ML Group, ML Leasing and MLVC are parent holding companies in accordance with Section 240.13d-1(b)(1)(ii)(G). MLVPII Co. and MLVC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.   OWNERSHIP
          (a)     Amount Beneficially Owned
                  -------------------------
                  See  Item  9  of  Cover  Pages.  Pursuant to
                  Section 240.13d-4, the Partnership, ML & Co.,
                  ML Group, ML Leasing, MLVPII Co. and MLVC (the "Reporting Persons") disclaim beneficial ownership of the securities of the Company referred to herein, and the filing of this
                  Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.

            (b)   Percent of Class
                  ----------------
                  See Item 11 of Cover Pages.

            (c)   Number of shares as to which such person has
                  --------------------------------------------
                 (i) sole power to vote or to direct the vote
                     See Item 5 of Cover Pages.
                (ii) shared power to vote or to direct the vote
                     See Item 6 of Cover Pages.
               (iii) sole power to dispose or to direct the disposition
                     of See Item 7 of Cover Pages.
                (iv) shared power to dispose or to direct the disposition
                     of:  See Item 8 of Cover Pages.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x).

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON

           Not Applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE  SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY

           See Exhibit A Pursuant to Item 7 attached hereto.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
           GROUP

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.   CERTIFICATION

           Not Applicable.


                               SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 12, 1997

                                             ML VENTURE PARTNERS II, L.P.,

                                             By:  MLVPII Co., L.P.
                                                  (its Managing General
                                                   Partner)

                                             By:  Merrill Lynch Venture
                                                  Capital Inc.
                                                  (its general partner)

                                             -----------------------------
                                                        Signature

                                             By: /s/ Robert F. Aufenanger/
                                                 Executive Vice President
                                             ------------------------------
                                                        Name/Title


                                             MERRILL LYNCH & CO., INC.


                                             By: /s/ Marcia L. Tu
                                             -------------------------------
                                                        Signature

                                             Marcia L. Tu/Attorney-in-Fact*
                                             -------------------------------
                                                         Name/Title


                                             MERRILL LYNCH GROUP, INC.


                                             By: /s/ Marcia L. Tu
                                             --------------------------------
                                                         Signature


                                             Marcia L. Tu/Attorney-in-Fact**
                                             --------------------------------
                                                         Name/Title

_____________________
* Signed pursuant to a power of attorney included as Exhibit B to this Schedule 13G.
**   Signed pursuant to  a power of  attorney included as Exhibit C to  this
     Schedule 13G.



                                        ML LEASING EQUIPMENT CORP.


                                        By: /s/ James Rossi
                                            ------------------------------
                                            Signature



                                        By:/s/ James Rossi/Attorney-in-Fact***
                                           -------------------------------
                                           Name/Title


                                        MLVPII CO., L.P.

                                        By: Merrill Lynch Venture Capital Inc.
                                            (its general partner)

                                        By: /s/ Robert F. Aufenanger
                                            --------------------------------
                                                  Signature


                                        MERRILL LYNCH VENTURE CAPITAL INC.


                                        By: /s/ Robert F. Aufenanger
                                            --------------------------------
                                                   Signature

                                        Robert F. Aufenanger/Executive Vice
                                        President
                                        -------------------------------------
                                                   Name/Title

__________________
*** Signed pursuant to a power of attorney included as Exhibit C to this Schedule 13G.




                          Exhibit A Pursuant to Item 7
                          ----------------------------


          Merrill Lynch  & Co.,  Inc. ("ML&Co."), Merrill  Lynch
          Group,  Inc. ("ML Group"), ML  Leasing Equipment Corp.
          ("ML Leasing")  and Merrill  Lynch Venture Capital Inc.
          ("MLVC") are filing this Schedule as parent holding
          companies pursuant  to  Rule  13d-1(b)(1)(ii)(G)  under  the
          Securities Exchange Act of 1934.   ML Leasing is also filing as a
          holder of 28,993 shares of  Raytel  Medical Corporation.
          The relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Pierce, Fenner & Smith Incorporated (MLPF&S), ML Trust FLA, ML Leasing and MLVC. The relevant subsidiaries
          of ML Group are ML  Leasing ML Trust and MLVC.   The relevant
          subsidiary of ML Leasing is MLVC.

          ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 1.99% of the common stock of Raytel Medical Corporation (the "Company") by virtue of its control of its wholly-owned subsidiary ML Leasing.
          A  wholly-owned subsidiary  of ML Group holds
          2,060 shares which is less than 5% of the common stock of the Company for the benefit of certain trusts.

          MLVC, a wholly-owned direct subsidiary  of ML Leasing, may be  deemed to be  the beneficial owner of 1.64% of the
          common stock of the Company by virtue of  its being the
          general partner  of MLVPII Co., L.P. ("MLVPII
          Co."), which is the Managing General Partner of ML Venture Partners II, L.P. (the "Partnership"). The Partnership,
          which is registered under
          the Investment  Company Act of  1940 as a business
          development company,
          holds in  its portfolio 1.64% of the common  stock of the
          Company.  MLVC also  acts as  an investment  adviser with
          respect to  the Partnership.
          MLVC and MLVPII Co. are investment advisers registered under
          Section 203 of the Investment  Advisers Act of 1940.   The Item 3
          classification of MLVPII Co. is (e).

          MLPF&S, a broker-dealer and a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of the securities of the Company held in customer accounts over which MLPF&S has discretionary power.

                                                        Exhibit B
                                                        ---------

                            POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13
          AND 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                 AND RULES THEREUNDER, BY AND ON BEHALF OF

                          MERRILL LYNCH & CO., INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

               (1) prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch &
          Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

              (2)  do  and  perform  any  and  all  acts  for and  on
          behalf  of  the undersigned  which  may  be  necessary   or
          desirable  to comply  with  the
          requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

               The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.

                                    MERRILL LYNCH & CO., INC.



                                    By:  /s/ Barry S. Friedberg
                                    ----------------------------------
                                             Barry S. Friedberg
                                             Executive Vice President


                                                      Exhibit C
                                                      ---------

                              POWER OF ATTORNEY
                 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                      AND RULES THEREUNDER, BY AND ON BEHALF OF

                          MERRILL LYNCH GROUP, INC.

               KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

               (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill
          Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange
          Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

               (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

               The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                      MERRILL LYNCH GROUP,INC.



                                      By:/s/ Rosemary T. Berkery
                                        ------------------------

                                                          Exhibit D
                                                          ---------

                      POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13
        AND 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
             AND RULES THEREUNDER, BY AND ON BEHALF OF

                   ML LEASING EQUIPMENT CORP.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints JAMES ROSSI its true and lawfully attorney-in-fact to:

               (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Leasing Equipment Corp.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

               (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

              (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

               The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney- in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of January 1997.


                                 ML LEASING EQUIPMENT CORP.



                                 By: /s/ Robert L. Marcotte
                                 -------------------------------
                                      Senior Vice President